Exhibit 99.5

Dunkin’ & Baskin-Robbins International Licensees & Franchisees

Inspire Brands to Acquire Dunkin’ Brands

October 30, 2020

To:      Dunkin’ & Baskin-Robbins International Licensees & Franchisees

From:  Dave Hoffmann, CEO, Dunkin’ Brands, Inc.

Licensees & Franchisees,

Today we announced that Dunkin’ Brands has signed an agreement to be acquired by Inspire Brands. If consummated, the transaction would create one of the world’s leading quick-serve restaurant groups with a combined $26 billion in systemwide sales, 31,600 restaurants around the world, 600,000 company and franchise team members, more than 3,200 franchisees, and more than 25 million loyalty members. Click here to read the press release that was issued this evening to learn more about the agreement and about Inspire.

This announcement is a testament to the work we’ve done together to transform Dunkin’ and Baskin-Robbins into modern, relevant brands for millions of people every day around the world. I am particularly proud of our efforts throughout COVID-19. Together we have stood tall. We’ve had each other’s backs, and we are now stronger than ever before. Our journey over the past few years has had many twists and turns, but through it all, I couldn’t be prouder of how you embraced the 3-in-1 strategy and kept it as your North Star to drive outsized performance.

When we complete the transaction, our journey will continue as part of Inspire Brands. Inspire is a long-term investor, and it intends to continue to build on our efforts to supercharge growth for our franchisees and support our guests and communities, while keeping the elements that make our brands so special and beloved by millions worldwide. After the close of the transaction, which is expected to be completed by the end of the year, Dunkin’ Brands Group, Inc. will become a privately held subsidiary of Inspire. Inspire intends to operate Dunkin’ and Baskin-Robbins as distinct brands within their portfolio of restaurant concepts.

Looking ahead, several steps need to happen before the transaction closes. We are still 100% focused on our strategic priorities, and we are still executing with our same commitment to excellence. We remain a public company while the transaction is under review, so you should not discuss – neither in-person nor on any public forum such as social media – the stock, stock price, or what might happen.

I know there is a lot to process with this announcement, so I’d like to connect with you on Saturday, October 31 during an International All Licensee & Franchisee Call at 8 a.m. ET US to discuss this further.

Saturday, October 31 - 8 a.m. ET US

International All Licensee & Franchisee Call

Click here to register & join

As we navigate our path forward, let’s stay focused, have each other’s backs, and finish the year strong.

Dave

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Dunkin’ Brands described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dunkin’ Brands common stock, nor is it a substitute for any tender offer materials that Inspire Brands, Inc., Vale Merger Sub, Inc. or Dunkin’ Brands will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy shares of Dunkin’ Brands common stock will be made only pursuant to an offer to purchase and related materials that Inspire Brands, Inc. intends to file with the SEC. At the time the tender offer is commenced, Inspire Brands, Inc. will cause Vale Merger Sub, Inc. to file a tender offer statement on Schedule TO with the SEC, and Dunkin’ Brands will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. DUNKIN’ BRANDS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY DUNKIN’ BRANDS WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO THAT SHOULD BE READY CAREFULLY. Both the tender offer statement and the solicitation/recommendation statement will be made available at no charge on the SEC’s website: www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other tender offer documents (once they become available) will be mailed to Dunkin’ Brands stockholders free of charge and additional copies may be obtained free of charge, by contacting Dunkin’ Brands Investor Relations either by telephone at 781-737-3200 or by e-mail at Investor.Relations@DunkinBrands.com or on Dunkin’ Brands’ website at www.dunkinbrands.com. In addition to the offer to purchase, the related letter of transmittal and certain other documents, as well as the solicitation/recommendation statement, Dunkin’ Brands files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Dunkin’ Brands at www.dunkinbrands.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements and projections within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words and include, among other things, statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. In particular, some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements include, among others: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for Dunkin’ Brands will be made; (iv) uncertainty surrounding how many of Dunkin’ Brands’ stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement, including franchisees and licensees; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) Inspire Brands, Inc.’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the company; (x) Inspire Brands, Inc.’s level of leverage and debt, including covenants that restrict the operation of its business; (xi) Inspire Brands, Inc.’s ability to service outstanding debt or obtain additional financing; and (xii) other factors as set forth from time to time in Dunkin’ Brands’ filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Inspire Brands, Inc. and Dunkin’ Brands, as applicable. The actual financial impact of the transaction may differ from the expected financial impact described in this report. Therefore, you should not place undue reliance on such forward-looking statements. All forward-looking statements are based on information available to management on the date of this communication, and we assume no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.